Exhibit 99
                         FOR IMMEDIATE RELEASE

Quad Appoints Melanie Huet to Board of Directors

Huet joins as an independent member of the Quad board

SUSSEX, WI, October 5, 2023 — Quad/Graphics, Inc. (NYSE: QUAD) (“Quad” or the “company”), a global marketing experience (MX) company, announced today that it has named Melanie Huet to its board of directors, effective immediately, as an independent member. Huet is President of Brand Management & Innovation and a member of the Executive Committee at Newell Brands, a leading consumer products company. Huet’s strong background in brand development, management and transformation make her an ideal addition to the Quad board as the company expands and strengthens its offerings as an MX company.

Huet has more than 25 years of experience as a consumer products marketing and commercial leader in multinational public and private-equity-backed companies such as ConAgra Foods, Unilever, Kimberly-Clark and KraftHeinz. In February 2023, Huet joined Newell Brands where she has global responsibility for all brand management, innovation, consumer insights and packaging.

Prior to Newell Brands, Huet was most recently Executive Vice President and Chief Commerce Officer at Serta Simmons Bedding. In her time at the company, she delivered three quarters of market share growth, transformed the sales organization, established new organizational processes and capabilities, and built a $1.5 billion innovation pipeline.

“We are excited to welcome Melanie to our board and draw on her expertise as we advance as a marketing experience company that brings together all the resources companies need for frictionless marketing execution,” said Joel Quadracci, Chairman, President and CEO of Quad. “Her deep experience with – and understanding of the success drivers for – consumer packaged goods companies further strengthens our ability to serve this important Quad growth vertical. We look forward to leveraging Melanie’s strategic business acumen and insights, as well as experience with transformations, as we prioritize our growth and deliver value to stakeholders.”

“Throughout my career I have specialized in helping companies transform and diversify their offerings to achieve growth and business results,” Huet said. “I am excited to join a legacy company that has entered a new phase in its journey, and is poised to push the envelope in creating efficiencies and new capabilities for marketers. I look forward to working with my fellow directors to keep Quad at the forefront of marketing innovation.”

Huet’s board experience includes Story Legacy, Serta Inc. and Digital Ascendants. She is the second board of directors appointment in 2023 for Quad, with Beth-Ann Eason joining in January.

About Quad

Quad (NYSE: QUAD) is a $3 billion global marketing experience company that gives brands a more streamlined, impactful, flexible and frictionless way to reach their target audience via a uniquely integrated marketing platform. Quad connects every facet of the marketing journey efficiently and at scale through its innovative, data-driven offerings – from strategy and consulting to data and analytics, technology solutions, media services, creative and content solutions, and managed services. Quad provides a better marketing experience for its clients, so they can focus on delivering the best customer experience.

Quad employs approximately 15,000 people in 14 countries worldwide and serves more than 2,900 clients across the retail, publishing, consumer packaged goods, financial services, healthcare, insurance and direct-to-consumer industries. Quad is ranked as a leader in multiple industries including largest agency companies (Ad Age, #14); largest commercial printers (Printing Impressions, #2); and largest Milwaukee-area manufacturers (Milwaukee Business Journal, #1).

For more information about Quad, including its commitment to ongoing innovation, culture and social purpose, visit quad.com.

Media Contact

Alicia Alston
Vice President, Marketing Communications, Quad
m: 908-512-1001
aralston@quad.com